Exhibit 99.1

Clover Leaf Capital Corp. Announces Termination of Merger Agreement, Cancellation of Special Meeting
and its Intention to Liquidate

MIAMI, FL, November 8, 2024 (GLOBE NEWSWIRE) -- Clover Leaf Capital Corp. (OTC: CLOE) (the “Company” or “Clover Leaf”), announced today that Clover Leaf and Kustom Entertainment, Inc. (“Kustom Entertainment”) have mutually agreed to terminate their previously announced Agreement and Plan of Merger (the “Merger Agreement”), effective as of November 7, 2024 by entering into a mutual termination and release agreement (the “Termination and Release Agreement”) among Clover Leaf, CL Merger Sub, Inc., Yntegra Capital Investments LLC, Kustom Entertainment and Digital Ally, Inc.

The Merger Agreement was dated as of June 1, 2023, as amended on June 24, 2024 and on September 3, 2024. The Termination and Release Agreement terminates the Merger Agreement, which will be described in a Current Report on Form 8-K to be filed by Clover Leaf.

In view of the termination of the Merger Agreement, Clover Leaf also announced its decision to cancel its special meeting originally scheduled for November 8, 2024 and the withdrawal from consideration by the stockholders of the Company the proposals set forth in the Company’s definitive proxy statement, as amended, filed with the Securities and Exchange Commission (the “SEC”) on July 31, 2024 (the “Definitive Proxy Statement”).

As a result of the termination of the Merger Agreement, the Company’s Board of Directors has determined to liquidate the Company and expects that it will redeem all of its outstanding shares of Class A common stock sold as part of the units in the Company’s initial public offering. The Company expects to announce additional information on such redemption in the coming days.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements.” Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s Annual Report on Form 10-K filed with the Commission and subsequent reports filed with the Commission, as amended from time to time. Copies of these documents are available on the Commission’s website, at www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

For more information, contact:

Clover Leaf Capital Corp.

Info@cloverlcc.com